Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-249903 on Form S-3 and No. 333-207563 on Form S-8 of our report dated February 11, 2021 (September 14, 2021, as to the effects of discontinued operations discussed in Note 4), relating to the financial statements of Carlisle Companies Incorporated (the “Company”) and our report dated February 11, 2021, relating to the effectiveness of the Company's internal control over financial reporting appearing in this Current Report on Form 8-K dated September 14, 2021.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
September 14, 2021